NANOBIOTIX S.A.
société anonyme
Registered office: 60 rue Wattignies, 75012 Paris
SIREN: 447 521 600 R.C.S PARIS

TERMS AND CONDITIONS
relating to a $2,500,000 issuance of Dollar denominated bonds (obligations)

due 31 December 2045
as approved by the supervisory board (conseil de surveillance) on 13 October 2025 and the management board (directoire)
of the Issuer on 29 October 2025

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CONTENTS

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SECTION
THE ISSUANCE
1.OBJECTIVES OF THE ISSUANCE
These terms and conditions (the "Terms and Conditions") govern a Dollar denominated bonds issuance (émission d'obligations) (the "Issuance") to be carried-out by the Issuer for the purpose of financing its general corporate purposes.
2.CHARACTERISTICS OF THE ISSUANCE
(a)In accordance with the resolutions of the supervisory board (conseil de surveillance) dated 13 October 2025 and the management board (directoire) of the Issuer dated 29 October 2025 and approving the Issuance, the subscription of the Bonds has been entirely reserved to the Subscribers.
(b)The Bonds will be issued by public offering falling under the category of Article L. 411-2 1° of the Code monétaire et financier (formerly known as private placement) and will not be admitted to trading on a regulated market (marché réglementé) or multilateral trading system (système multilatéral de négociation).
(c)The Bonds will be issued under the special regime set out by Article L. 213-6-3 of the Code monétaire et financier, provided that the statutory provisions applicable to the "masse" shall not apply to the Bonds.
(d)The Bonds will not be registered under the Securities Act of 1933, as amended, or under the securities laws of applicable states.

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SECTION
DEFINITIONS AND INTERPRETATION
1.DEFINITIONS AND INTERPRETATION
1.1Definitions
In these Terms and Conditions:
"Acceleration Amount" means, for any outstanding Bond, an amount equal to the lesser of:
(a)the aggregate of:
(b)(i)    the amount described under paragraph (a) or (b) (as applicable) of the definition of Applicable Premium below which would be payable by the Issuer with respect to that Bond as if the date on which the Majority Bondholders exercise their rights under Clause 19.5 (Acceleration and enforcement) was the Final Maturity Date; and
(c)(ii)    all amounts owing to the Finance Parties and arising under the indemnification provisions set out in the Finance Documents and/or the Support Agreement; and
(d)the amount of the Receivables Placed in Trust at the time on which the Majority Bondholders exercise their rights under Clause 19.5 (Acceleration and enforcement) reduced by the Current Nominal Value as at such time.
"Adjustment Event" has the meaning given to that term in the Support Agreement.
"Administrative Agent" means the person appointed pursuant to Clause 22.3 (Administrative Agent) or any successor appointed pursuant to Clause 22.6 (Resignation of the Administrative Agent) to act as administrative agent for the Bondholders under and in connection with the Bonds and the Finance Documents.
"Affiliate" means, in relation to any person, (i) a subsidiary of that person, (ii) a holding company of that person, or (iii) any other subsidiary of that holding company, where:
(a)"holding company" means, in relation to a company, corporation or other legal entity, any other company, corporation or other legal entity in respect of which it is a subsidiary; and
(b)"subsidiary" means in relation to any company, corporation or other legal entity, (the "first entity”), a company, corporation or other legal entity which is controlled, directly or indirectly, by the first entity or more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first entity, and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to determine the composition of the majority of its board of directors or equivalent body. For the purpose of this definition and with respect to subsidiaries incorporated in France, "control" has the meaning set out in Article L. 233-3, I, 1° and 2° of the French Code de Commerce.
"Annual Net Sales" means, with respect to each Calendar Year, Net Sales of all Licensed Products in the Territory during such Calendar Year.

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"Annual Threshold" means that the aggregate Applicable Royalty Payments in respect of a given Calendar Year equal [***], without regard to when the corresponding Janssen Payments are actually received, (a) provided, that after the Initial Fixed Return Date, the “Annual Threshold” shall be reduced to [***] (i.e., [***] of the Annual Threshold prior to the Initial Fixed Return Date) (which reduced Annual Threshold shall be pro rated for the Calendar Year during which the Initial Fixed Return Date occurs) and, (b) provided further, that if the LOE Date occurs prior to the Initial Fixed Return Date, the “Annual Threshold” as provided in the foregoing clause (a)(i) shall be reduced to [***] (i.e., [***] of the Annual Threshold prior to the LOE Date (which Annual Threshold shall be prorated for the Calendar Year during which the LOE Date occurs)). For the avoidance of doubt, if the LOE Date occurs after the Initial Fixed Return Date, the Annual Threshold shall continue to be [***].
“Applicable Milestone Payments” means the Bondholder’s share of the Milestone Payments as set forth in Schedule 1.1 to the Support Agreement. For clarity, the Bondholder’s share of the Milestone Payments shall be reduced to the Subscriber’s Adjusted Interest if the Adjustment Event occurs and the Bondholder’s share of the Milestone Payment shall be reduced to zero upon the Initial Fixed Return Date.
"Applicable Premium" means for each Bond, the amount in USD equal:
(a)to:
(i)the amount described under paragraph (a) of the definition of Initial Fixed Amount below, plus the Tail Amount, each for that Bond
(ii)minus
(iii) the Current Nominal Value of that Bond,
(iv)provided that such amount is paid in full on or prior to 31st December 2030; or
(b)to:
(i)the amount described under paragraph (b) of the definition of Initial Fixed Amount below, plus the Tail Amount, each for that Bond
(c)minus
(i)the Current Nominal Value of that Bond,
(ii)provided that such amount is paid in full after 31st December 2030;
but provided that if, as of the Final Maturity Date, the aggregate amount deemed to have been previously paid to a Bondholder in respect of a Bond is less than the amount described in paragraph (a) or (b) (as applicable) (the amount of such shortfall, the “Shortfall Amount”), the remaining amount required to be paid on the Final Maturity Date in respect of such Bond pursuant to Clause 8.1 (Remuneration) shall be the lesser of (i) the Shortfall Amount and (ii) the aggregate amount of the Receivables Placed in Trust as of the Final Maturity Date.
For purposes of this definition of “Applicable Premium,” the amounts deemed to have been paid to a Bondholder in respect of a Bond shall (without double counting): (s) not include any amount payable to a Bondholder other than payments made in respect of Janssen Payments pursuant to Clause 8.1,

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(t) not include any amounts otherwise payable to a Bondholder that are set off pursuant to Clause 10.2(g) in respect of any Indemnified Taxes (excluding, for the avoidance of doubt, in respect of any related penalties, interest, or reasonable out-of-pocket expenses), (u) not include any amounts withheld by or on behalf of the Issuer in respect of any Indemnified Taxes, (v) be reduced by any Indemnified Taxes paid directly by a Bondholder, (w) be increased by the amount of any Tax Saving attributable to any Indemnified Taxes described in clause (u) or (v) above, (x) be increased by the amount of any Excluded Taxes withheld by or on behalf of the Issuer, (y) not include any VAT payable to pursuant to Clause 13 (Value added tax), and (z) for the avoidance of doubt, not include any Permitted Royalty Deductions.
“Applicable Royalty Payments” means (i) 60% of each of the Royalty Payments, Audit Payments, Damages Payments, Proceeds Receivables Payments and Refunded Tax Withholdings provided that such percentage shall be reduced to 30% for all such payments payable after the Initial Fixed Return Date but on or prior to the LOE Date, in each case, until the applicable Annual Threshold has been met for the subject Calendar Year. For clarity, once the Annual Threshold has been met for the subject Calendar Year, the Bondholder shall have no further share in the Royalty Payments, Audit Payments, Damages Payments, and Proceeds Receivables Payments for such Calendar Year.
"Audit Payments" means amounts paid to the Issuer in connection with Audit Receivables.
"Audit Receivables" means, with respect to each Calendar Year, amounts payable to the Issuer under Section 4.6.2(c) of the License Agreement following an audit of the Licensee conducted pursuant to Section 4.6.2(c) of the License Agreement to the extent such amounts are attributable to Royalties (after giving effect to all Permitted Royalty Deductions) that were owed but unpaid for such Calendar Year.
"Base Currency" or "Dollars", "Cents", "$" and "USD" means the lawful currency of the United States of America.
"Bondholders" means the holders of Bonds from time to time, and "Bondholder" means any one of them.
"Bonds" means the fifty thousand (50,000) bonds to be issued by the Issuer pursuant to the Subscription Agreement and governed by these Terms and Conditions.
"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Paris.
"Calendar Year" means “Calendar Year” as such term is defined in Section 1.8 of the License Agreement.
"Code" means the US Internal Revenue Code of 1986, as amended.
"Current Nominal Value" has the meaning which is ascribed to it in Clause 4 (Current Nominal Value).
"Damages Payments" means amounts paid to the Issuer in connection with Damages Receivables, after giving effect to all Permitted Royalty Deductions. For the avoidance of doubt and subject to each Bondholder’s rights under Section 13 hereof, all Damages Payments shall be understood to be exclusive of any VAT imposed in respect of Licensee’s payments of such amounts.

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"Damages Receivables" means, with respect to each Calendar Year, any amounts payable to or retained by the Issuer under Section 6.7 of the License Agreement, in each case which amounts are recovered in any action brought against a third party pursuant to Sections 6.5.2, 6.5.3 or 6.5.4 of the License Agreement in respect of the enforcement of Relevant Patents in the Territory and to the extent such amounts are attributable to lost sales of Licensed Products in the Territory during such Calendar Year.
"Default Interest" has the meaning given to that term in Clause 9 (Default Interest).
"Defaulting Bondholder" means a Bondholder which has failed to fund (or has notified the Issuer that it will not fund, or will not be in a position to fund) all or part of the Incremental Instalment on the Incremental Instalment Payment Date, unless its failure to make, or intention not to make, the corresponding payment is (or would be) caused by:
(a)an administrative or technical error; or
(b)either or both of:
(i)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for such payment to be made, which disruption is not caused by, and is beyond the control of that Bondholder; or
(ii)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of that Bondholder preventing it from making such a payment,
(iii)which (in either such case) is not caused by, and is beyond the control of, that Bondholder;
(c)a bona fide contention that such payment is not due under the Terms and Conditions,
(i)and such payment is made within (x) in the case of (a) above, [***] Business Days of its due date or, (y) in the case of (b) above, [***] Business Days of its due date, or (z) in the case of (c) above, [***] Business Days following a final and binding determination by a competent jurisdiction that the relevant Bondholder had no valid grounds for such contention.
"Designated Account" means, for each Bondholder:
(a)as regards payments in Dollars, an account in Dollars;
(b)as regards payments in any other currency, an account in such currency,
(c)in each case opened with a bank which registered offices (and the offices of such bank’s branch receiving the corresponding payment) is not located in a Non-Cooperative Jurisdiction, and with account details provided to the Issuer with at least [***] Business Days' prior notice.
(d)"Effective Maturity Date" means the first to occur of:
(a)the date on which the aggregate payments made with respect to each then outstanding Bond from time to time since the Issuance Date and funded from the Receivables Placed in Trust or directly paid by the Issuer to the Bondholders, equals the Applicable Premium (as defined under paragraph (a) or (b) (as applicable) of the definition of Applicable Premium above); and

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(b)the Final Maturity Date.
"Euro" or "€" or "EUR" means euro, being the lawful currency of the member states of the European Union that have adopted the euro as their lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“European Investment Bank Intercreditor” has the meaning given to that term in the Support Agreement.
"Event of Default" means any event or circumstance specified as such in Clause 19 (Events of Default).
"Face Value" has the meaning which is ascribed to it in paragraph (b) of Clause 2.1 (Number and denomination).
"FATCA" means Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b) of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any intergovernmental agreement, treaty or convention entered into among governmental authorities (or any related U.S. or non-U.S. legislation, rules or other official administrative guidance) implementing any of the foregoing.
(c)"Final Maturity Date" means the date that is the earlier of (x) December 31, 2045, and (y) the later of (i) the Initial Fixed Return Date and (ii) the tenth (10th) anniversary of the First Commercial Sale in the United States.
"Finance Documents" means the Subscription Agreement, any Subscription Notice, any Incremental Instalment Notice, any Subscription Request, these Terms and Conditions, the Trust Agreement and the European Investment Bank Intercreditor.
"Finance Party" means the Bondholders and the Administrative Agent.
“First Commercial Sale” means “First Commercial Sale” as such term is defined in Section 1.38 of the License Agreement.
“Increased Indemnified Taxes” has the meaning given to it in Clause 20.2(c) (Conditions to transfer) below.
"Incremental Instalment" has the meaning given to it in paragraph (c) of Clause 3.2 (Payment of the subscription price in instalments).
"Incremental Instalment Notice" means a notice from the Issuer to all Bondholders (with a copy to the Administrative Agent) and substantially in the form of Schedule 1 (Form of Incremental Instalment Notice).
"Incremental Instalment Payment Date" means, for each Bondholder, the date falling [***] Business Days after receipt by that Bondholder of the Incremental Instalment Notice.
"Incremental Instalment Stoppage Event" means [***].
“Initial Fixed Amount” means:

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(a)if such date of determination is on or prior to 31st December 2030, an amount equal to 1.75 times the aggregate Subscription Price paid by the Bondholder as of such date; or
(b)if such date of determination is after 31st December 2030, an amount equal to 2.50 times the aggregate Subscription Price paid by the Bondholder as of such date.
“Initial Fixed Return Date” means the date on which the Bondholder has received or becomes due payments (including pursuant to Clause 7 (Early payment of Applicable Premium)) under these Terms and Conditions in an amount equal to the difference between (i) the Initial Fixed Amount and (ii) the Current Nominal Value as of such date.
"Initial Instalment" has the meaning given to it in paragraph (c) of Clause 3.2 (Payment of the subscription price in instalments).
"Issuance" has the meaning given to that term in paragraph (A) (Objectives of the Issue) of Section (The Issuance) above.
"Issuance Date" means the date of the Issuance, being the date on which the Bonds shall be subscribed and issued in accordance with and pursuant to the Subscription Agreement, which shall be the same date as the Closing Date (as defined in the Support Agreement).
"Issuer" means NANOBIOTIX S.A., a société anonyme organised under the laws of France, whose registered office is at 60 rue Wattignies, 75012 Paris, France and with registration number 447 521 600 R.C.S. Paris.
"Janssen Payments" means, to the extent payable to the Issuer with respect to the Royalty Period, (a) any and all Applicable Royalty Payments and (b) any and all Applicable Milestone Payments, in each case after giving effect to all Permitted Royalty Deductions. Notwithstanding anything to the contrary in this Agreement or the Support Agreement, Janssen Payments shall not include any amounts attributable to a period other than the Royalty Period. For the avoidance of doubt and subject to each Bondholder’s rights under Section 13 hereof, all Janssen Payments shall be understood to be exclusive of any VAT imposed in respect of Janssen’s payments of such amounts.
"License Agreement" means that certain License Agreement, by and between Issuer and Licensee, dated as of July 7, 2023, as amended by that certain Letter Agreement, by and between Issuer and Licensee, dated as of March 14, 2025, and as may be further amended from time to time.
"Licensed Product" means any “Licensed Product” as this term is defined in Section 1.66 of the License Agreement.
“Licensee” means Janssen Pharmaceutica NV.
“LOE Date” means “LOE Date” as such term is defined in Section 4.4.3 of the License Agreement.
"Majority Bondholders" means one or more Bondholders (not being Defaulting Bondholders) that hold together at least sixty-six and two thirds (66 2/3) of the voting rights held by the Bondholders (not being Defaulting Bondholders) who have responded to the request(s) being the subject of that Written Consultation within the applicable response period determined in accordance with Clause 22.2 (Consultation of the Bondholders) below.
“Milestone Payments” means the milestones payable to the Issuer under Sections 4.2 and 4.3 of the License Agreement.

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"Net Sales" means “Net Sales”, as this term is defined in Section 1.72 of the License Agreement.
"Non-Cooperative Jurisdiction" means an "Etat ou territoire non coopératif" (non-cooperative State or territory) as set out in the list referred to in Article 238-0 A of the French Code général des impôts, as this list:
(a)with respect to Original Bondholders: as at the date of this Agreement,
(b)with respect to a new Bondholder: as at the date when it acquires its rights and obligations under the Finance Documents,
(c)in case of change of Participation Office: as at the date of the relevant change of Participation Office, and
(d)with respect to Clause 15 (Mitigation by the Bondholders): as this list may be amended from time to time.
"Original Subscribers" means the entities listed on Annex 1 to the Support Agreement.
"Participation" means, at any given date, for any Bondholder, (i) the Bonds held by that Bondholder or, as relevant, (ii) the number of Bonds held by that Bondholder compared to the total number of Bonds then outstanding.
"Participation Office" means, (i) in respect of the Original Subscribers, their respective offices situated in Stamford, CT, USA and (ii) in respect of any other Subscriber or any subsequent Bondholder, the office or offices notified by it to the Issuer (in the case of a Subscriber) or to the Administrative Agent (in the case of a Bondholder) in writing on or before the date it becomes a Subscriber or Bondholder (or, following that date, by not less than [***] Business Days' written notice) as the office or offices through which it will hold the outstanding Bonds which are registered in its name.
"Party" means the Issuer and each Finance Party.
"Perfection Requirements" means the making or the procuring of registrations, filings, endorsements, notarisations, stampings and/or notifications of the Finance Documents and any other actions or steps necessary in any jurisdiction or under any laws or regulations for the validity or enforceability thereof or to create or perfect any security interest.
(e)“Permitted Affiliate Reorganization” means the transfer of the registered office of the Issuer in another member state of the European Union and/or the merger or other consolidation of the Issuer with, or the sale or assignment of any of the Issuer’s obligations and rights, including by operation of law to, an Affiliate of the Issuer having its registered office in a member state of the European Union, provided that any securities issued by the Issuer or the entity receiving the Issuer’s rights and obligations (or its ultimate parent entity) are listed on any regulated market within the European Union and/or the United States of America, including Nasdaq.
(f)“Permitted Reorganization” means the merger, reorganization, recapitalization or other consolidation of the Issuer with, or the sale or assignment of all or substantially all of the assets or equity of the Issuer, including by operation of law to, (1) a Qualified Buyer or (2) a publicly traded (on any regulated market within the European Union and/or the United States of America, including Nasdaq) company in connection with a reverse merger.

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"Permitted Royalty Deductions" means (a) any reductions to the gross amount payable to the Issuer under Section 4.4.1 of the License Agreement made pursuant to Sections 4.4.3(a) and 4.4.3(b) of the License Agreement, and (b) any Permitted Tax Withholding.
“Permitted Tax Withholding” means any withholding for taxes described in Section 4.7.1 of the License Agreement in respect of the Janssen Payments.
(g)"Prepayment Price" has the meaning given to it in paragraph (c) of Clause 7 (Early Payment of Applicable Premium).
"Proceeds Receivables" means, with respect to each Calendar Year, any amounts payable to the Issuer (or to the Licensee and paid to the Issuer pursuant to the License Agreement) as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes relating, or pursuant, to the License Agreement.
"Proceeds Receivables Payment" means any payment of Proceeds Receivables payable in lieu of (A) Royalty Receivables (after giving effect to Permitted Royalty Deductions) attributable to sales during such Calendar Year, (B) Audit Payments attributable to Royalty Receivables (after giving effect to all Permitted Royalty Deductions) that were owed but unpaid for such Calendar Year, and (C) Damages Payments attributable to lost sales during such Calendar Year.
“Qualified Buyer” means either (a) a publicly traded (on any regulated market within the European Union and/or the United States of America, including Nasdaq) biopharmaceutical company with a market capitalization in excess of $2.5 billion, calculated on a combined basis with the Issuer as of the close of business on the trading day immediately preceding the date of the public announcement of a Permitted Reorganization, or (b) any other biopharmaceutical company with total assets of not less than $1 billion, calculated on a combined basis with the Issuer as of the most recent respective dates for which the Issuer of the applicable third party (on a consolidated basis with its ultimate parent) in such Permitted Reorganization have unaudited balance sheets available.
"Receivables Placed in Trust" means receivables owing from time to time to the Issuer and corresponding to Janssen Payments.
"Refunded Tax Withholdings" means amounts paid to the Issuer in connection with Refunded Tax Withholdings Receivables.
"Refunded Tax Withholdings Receivables" means, with respect to each Calendar Year until the Annual Threshold has been met for such Calendar Year, receivables in connection with tax refunds to be received by the Issuer on Permitted Tax Withholdings from (A) Royalties (after giving effect to Permitted Royalty Deductions) attributable to sales during such Calendar Year, (B) Audit Payments attributable to Royalties (after giving effect to all Permitted Royalty Reductions) that were owed but unpaid for such Calendar Year, (C) Damages Payments attributable to lost sales during such Calendar Year, (D) Proceeds Receivables Payments and (E) all Milestone Payments, in each case, with respect to such Calendar Year.
"Register" has the meaning given to it in paragraph (a) of Clause 20.1 (Transfer of Bonds).
(h)"Related Fund", in relation to a trust, partnership, fund or other entity (the "first fund"), means another trust, partnership, fund or other entity which is managed or advised by the same investment manager or investment adviser as the first fund, or, if it is managed or advised by a

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different investment manager or investment adviser, a trust, partnership, fund or other entity whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
(i)"Relevant Patents" means the Licensed IP and Joint Patent Rights, each as defined in the License Agreement.
"Reservations" means:
(a)the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles, rights, defences and limitations under the laws of any applicable jurisdiction;
(a)the time barring of claims under any applicable limitation laws, the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influence or similar reasons, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defences of set-off or counterclaim;
(b)the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;
(c)the principle that certain remedies in relation to regulated entities may require further approval from government or regulatory bodies or pursuant to agreements with such bodies;
(d)similar principles, rights and defences under the laws of any relevant jurisdiction; and
(e)the principles of private and procedural laws of any relevant jurisdiction which affect the enforcement of a foreign or arbitration court judgment or arbitration tribunal decision.
(f)"Royalty Payments" means amounts paid to the Issuer in connection with Royalty Receivables, after giving effect to all Permitted Royalty Deductions. For the avoidance of doubt and subject to each Bondholder’s rights under Section 13 hereof, all Royalty Payments shall be understood to be exclusive of any VAT imposed in respect of Janssen’s payments of such amounts.
"Royalty Period" means, the period beginning on (and including) 30th June 2025, and ending on the earliest of:
(a)the date on which no Janssen Payments are or may become due to the Issuer under the License Agreement, as provided in the Support Agreement (subject to the provisions of Section 5.8(c) (Relicensing) of the Support Agreement); and
(b)the Final Maturity Date.
(c)"Royalty Receivables" means with respect to each Calendar Year, amounts payable to the Issuer under Section 4.4 of the License Agreement in respect of Annual Net Sales during such Calendar Year (after giving effect to all Permitted Royalty Deductions).
“Royalty Tail Period” means the period beginning on the Initial Fixed Return Date and ending on the Final Maturity Date.
"Signing Date" means the date of execution and delivery of the Subscription Agreement.

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"Subscriber" means any entity acting as subscriber of the Bonds under the Subscription Agreement.
"Subscriber Representative" means HCR NANO SPV, LLC, a Delaware limited liability company, solely in its capacity as agent for, and representative of, the Original Subscribers.
“Subscriber’s Adjusted Interest” has the meaning given to that term in the Support Agreement.
"Subscription Agreement" means the subscription agreement dated 30 October 2025 between the Issuer, the Original Subscribers and the Subscriber Representative and relating to the Issuance and subscription of the Bonds.
"Subscription Notice" has the meaning given to it in the Subscription Agreement.
"Subscription Price" has the meaning given to it in Clause 3.1 (Subscription price – issuance premium) below.
"Subscription Request" has the meaning given to it in the Subscription Agreement.
"Support Agreement" means that certain Royalty Bond Support Agreement by and between the Issuer, the Original Subscribers and the Subscriber Representative on 30 October 2025.
“Tail Amount” means the Applicable Royalties Payments during the Royalty Tail Period.
“Tax” means any present or future taxes, levies, imposts, duties, withholdings (including backup withholding), assessments or any similar charges of any nature imposed by any jurisdiction (or any political subdivision or taxing authority thereof or therein) and all related interest, additions to tax or penalties.
"Terms and Conditions" means these terms and conditions governing the Bonds.
"Territory" means the “Territory” as such term is defined in Section 1.94 of the License Agreement.
"Total Subscription Price" means, for a Bond, the aggregate of the:
(a)the Initial Instalment attributable to that Bond and paid by the relevant Subscriber to the Issuer; and
(b)the Incremental Instalment attributable to that Bond and effectively paid by its holder to the Issuer.
"Transaction Documents" means the Finance Documents and the Support Agreement.
"Transfer Agreement" means an agreement substantially in the form set out in Schedule 2 (Form of Transfer Agreement) or any other form agreed between the Administrative Agent and the Issuer.
"Trust Account" means the bank account designated as the "Compte Fiduciaire" in the Trust Agreement.
"Trust Agreement" means the fiducie agreement to be executed before the Issuance Date and to be duly registered with the French Tax Authority with respect to the Receivables Placed in Trust for the purpose of managing the payment obligations of the Issuer with respect to Janssen Payments.
"Trustee" means IQ EQ Management (a société par actions simplifiée organised under the laws of France, with its registered office at 92 Avenue de Wagram, 75017 Paris, France, as Fiduciaire,

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registered in the Paris Trade and Companies Register under number 431 252 121), in its capacity as fiduciaire under the Trust Agreement.
"Unpaid Sum" means any sum due and payable but unpaid by the Issuer under the Finance Documents.
"VAT" means value added tax as provided for in the French Code général des impôts, any tax imposed in accordance with the council directive of 28 November 2006 on the common system of the value added tax (EC Directive 2006/112) or any other tax of a similar nature, whether imposed in a member state of the European Union or elsewhere, in substitution for or levied in addition to such tax.
1.2Construction
(a)Unless a contrary indication appears, any reference in these Terms and Conditions to:
(i)“either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;
(ii)any "Finance Party", any "Bondholder", any "Party" and the "Administrative Agent" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;
(iii)"gross negligence" means "faute lourde";
(iv)a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having force of law, which persons or entities in the industry are accustomed to comply with) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
(v)"trustee, fiduciary and fiduciary duty" has in each case the meaning given to such term under any applicable law;
(vi)"wilful misconduct" means "dol";
(vii)a provision of law is a reference to that provision as amended or re-enacted; and
(viii)a time of day is a reference to Paris time.
(b)Section, Clause and Schedule headings are for ease of reference only.
(c)Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in these Terms and Conditions.
(d)An Event of Default is "continuing" if it has not been remedied or waived.

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SECTION
TERMS AND CONDITIONS OF THE BONDS
2.THE BONDS
2.1Number and denomination
(a)The Issuance, in a total principal amount of two million five hundred thousand (2,500,000) Dollars is composed of fifty thousand (50,000) Bonds issued in accordance with Article L. 228-38 of the French Code de commerce.
(b)Subject to Clause 4 (Current Nominal Value) below each Bond has a nominal value of fifty (50) Dollars (the "Face Value").
2.2Form of the Bonds
(a)The Bonds shall be in registered form (titres nominatifs).
(b)In accordance with Article L. 211-3 of the Code monétaire et financier, each Bond shall be evidenced as an entry in either (i) an account opened in the name of the relevant holder in the books of the Issuer or (ii) if the relevant holder so decides and at its own cost, an account opened in its name held by any licensed financial intermediary (intermédiaire financier habilité) of its choice. No title deed or other certificate shall be issued in respect of the Bonds.
2.3Date of issuance
(a)The Bonds shall be issued in full and in one single issuance, on the Issuance Date.
3.SUBSCRIPTION PRICE
3.1Subscription Price - issuance premium
(a)Subject to Clause 3.2 (Payment of the subscription price in instalments) below, each Bond will be issued above par and at a subscription price (the "Subscription Price”) equal to one thousand four hundred twenty (1,420) Dollars, i.e. with an issuance premium (prime d’émission) of one thousand three hundred seventy (1,370) Dollars per Bond.
3.2Payment of the subscription price in instalments
(a)Subject to Clause 3.3 (Incremental Instalment Notice) below, the Subscription Price for each Bond shall be paid to the Issuer in instalments as set out below.
(b)On the Issuance Date, the Subscribers shall subscribe for the Bonds attributable to it by paying to the Issuer, for each Bond, a portion of the Subscription Price equal to one thousand (1,000) Dollars (the "Initial Instalment") of which:
(i)thirty five Dollars and twenty one Cents (35.21) shall be on account of (and constitute) principal; and
(ii)nine hundred sixty four Dollars and seventy nine Cents (964.79) shall be on account of (and constitute) issuance premium.
(c)On the Incremental Instalment Payment Date, each Bondholder shall pay to the Issuer, with respect to each Bond then held by that Bondholder, an additional portion of the Subscription Price equal to four hundred twenty (420) Dollars (the "Incremental Instalment").

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(i)fourteen Dollars and seventy nine Cents (14.79) shall be on account of (and constitute) principal; and
(ii)four hundred five Dollars and twenty one Cents (405.21) shall be on account of (and constitute) issuance premium.
(d)Any Bondholder may, provided that it gives not less than [***] Business Days' prior notice to the Issuer, set-off any amount payable to it by the Issuer under the Support Agreement against the amount payable by it to the Issuer pursuant to paragraph (c) above (in each case subject to the legal conditions for such set-off to occur being satisfied).
3.3Incremental Instalment Notice
(a)The Issuer may not request the payment of more than one (1) Incremental Instalment for each Bond.
(b)In order to request the payment of the Incremental Instalment, the Issuer shall:
(i)deliver to the Bondholders a certificate, executed by a senior officer of the Issuer, certifying that no Incremental Instalment Stoppage Event has occurred on or prior the date that is twelve (12) months immediately following the Issuance Date;
(ii)deliver to the Bondholders a certificate, executed by a senior officer of the Issuer, certifying that no Event of Default has occurred which is continuing; and;
(iii)deliver to each Bondholder a completed and duly executed Incremental Instalment Notice within [***] days after delivery of the documents referred to in paragraph (i) above.
(c)For the avoidance of doubt, only the Issuer may request the payment of the Incremental Instalment and no Bondholder shall have the right to request that the Incremental Instalment be paid by the Bondholders, whether or not the Incremental Instalment Stoppage Event has occurred.
3.4Failure to fund the Incremental Instalment
(a)The provisions of paragraph (d) (Disenfranchisement of Defaulting Bondholders) of Clause 22.2 (Consultation of the Bondholders) will apply to any Bondholder who becomes a Defaulting Bondholder and to all the Bonds then held by it, in each case for so long as it remains a Defaulting Bondholder.
4.CURRENT NOMINAL VALUE
(a)The Face Value has been determined on the assumption that no Incremental Instalment Stoppage Event will occur and the Incremental Instalment will be paid accordingly. Consequently, if an Incremental Instalment Stoppage Event occurs, or if the Issuer does not issue an Incremental Instalment Notice, the actual principal value of each Bond (the "Current Nominal Value") shall automatically be reduced accordingly.
5.RANKING OF THE BONDS
(a)The Bonds shall rank pari passu amongst themselves and, subject to legal mandatory exceptions and the European Investment Bank Intercreditor, pari passu with all other present or future unsecured and unsubordinated obligations of the Issuer.

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SECTION
REDEMPTION, REPURCHASE AND REMUNERATION
6.MATURITY AND REDEMPTION
(a)Subject to the other provisions of these Terms and Conditions, the Bonds shall have a maximum duration which shall not exceed the Final Maturity Date, and shall be redeemed in full on the Effective Maturity Date (or, if the Effective Maturity Date is not a Business Day, on the next following Business Day).
(b)On the Effective Maturity Date, the Issuer shall redeem each Bond in cash by paying to each Bondholder an amount equal to the Current Nominal Value multiplied by the number of Bonds held by that Bondholder on that date. Such payment shall be made by wire transfer to the credit of the relevant Dollar Account and with value date on the Effective Maturity Date.
(c)Any Bond redeemed in accordance with paragraph (b) above will be automatically cancelled.
7.EARLY PAYMENT OF APPLICABLE PREMIUM
(a)The Issuer may, at any time prior to December 31, 2030, make a voluntary prepayment of the Applicable Premium for the then outstanding Bonds in cash (a "Voluntary Prepayment") by paying to the relevant Bondholder(s), for each Bond, an amount equal to the then applicable Prepayment Price, provided always that the Administrative Agent and the Bondholders have received no less than [***] Business Days' prior notice from the Issuer of the proposed date of such prepayment and corresponding Prepayment Price.
(b)Save as otherwise agreed between the Issuer and all the Bondholders, any early prepayment made pursuant to paragraph (a) above shall be made on a pro rata basis between all the Bondholders and based on their respective Participations.
(c)For the purpose of paragraph (a) above, "Prepayment Price" means an amount up to [***], divided pro rata among the Bonds then outstanding.
(d)For the avoidance of doubt, a Bondholder may not refuse a Voluntary Prepayment in respect of the Bonds held by it so long as such Voluntary Prepayment complies with paragraphs (a) to (c) above.
8.REMUNERATION FOR THE BONDS
8.1Remuneration
(a)Each Bond shall give its holder the right to receive a remuneration equal to the Applicable Premium as determined from time to time.
(b)The Applicable Premium shall be payable from time to time (in accordance with Clause 8.2 (Payment Dates) below) as and when Janssen Payments are paid to the credit of the Trust Account and shall be entirely payable in Dollars.
8.2Payment dates
(a)Any part of the Applicable Premium shall be due and payable, and shall be paid by wire transfer to the credit of the relevant Designated Account, on the date (and with value as at such date)

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falling [***] Business Days after the date (or if later the value date) on which the corresponding amount of the Receivables Placed in Trust has been credited onto the Trust Account.
8.3Payments made pro rata
(a)Any payment of any part of the Applicable Premium shall be allocated on a pro rata basis between all the Bondholders and based on their respective Participations at the time of such payment.
9.DEFAULT INTEREST
(a)If the Issuer fails to pay any amount payable by it under a Transaction Document on its due date, interest ("Default Interest") shall accrue, to the fullest extent permitted by law, on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at the rate equal to the applicable French legal interest rate (taux d’intérêt legal).
(b)Any Default Interest accruing under this Clause 9 (Default Interest) shall be immediately payable by the Issuer on demand by the relevant Bondholder.
(c)Any Default Interest which is due and payable and remains unpaid will be compounded on an annual basis and in accordance with Article 1343-2 of the French Code civil and shall thereafter constitute a separate receivable.
(d)Default Interest accruing under these Terms and Conditions will accrue from day to day and is calculated on the basis of the actual number of days elapsed and year of 365 days.

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SECTION
ADDITIONAL PAYMENT OBLIGATIONS
10.TAXATION
10.1Definitions
(a)In these Terms and Conditions:
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a payment by or on account of any obligation of the Issuer under any Finance Document to a Finance Party or required to be withheld or deducted from such a payment to a Finance Party: (a) any Tax imposed on or measured by net income or profits or that are franchise, branch profits or similar Taxes (in each case, however denominated), in each case: (i) imposed by a jurisdiction as a result of such Finance Party being organized or having its principal office, or, in the case of a Bondholder, having its Participation Office located in such jurisdiction; or (ii) that are Other Connection Taxes; (b) French withholding taxes imposed as a result of such payment being made hereunder to an account opened in a financial institution situated in a Non-Cooperative Jurisdiction, or to a Finance Party that (i) is incorporated or domiciled for tax purposes in a Non-Cooperative Jurisdiction, (ii) is acting through a Participation Office ("établissement stable") to which such Participation is attributable, which Participation Office is located in a Non-Cooperative Jurisdiction, or (iii) solely with respect to the Administrative Agent, is performing its obligations under these Terms and Conditions through an office located in a Non-Cooperative Jurisdiction (any Finance Party that receives a payment in a Non-Cooperative Jurisdiction or is described in this clause (b) (i), (ii) or (iii), a “Non-Cooperative Jurisdiction Party”); (c) any Taxes resulting from a failure of such Finance Party to comply with Clause 12 (Tax Forms and Other Certifications); (d) any withholding Taxes imposed under FATCA; and (e) any Tax that is already compensated for by an increased payment under Clause 13 (Value added tax) or would have been so compensated but was not so compensated because one of the express exclusions in the relevant Clause applied;
“Indemnified Taxes” means: (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Issuer under any Finance Document; and (b) to the extent not otherwise described in clause (a) above, Other Taxes, in each case to the extent any such Tax reduces a payment to be received by a Finance Party or is paid directly by a Finance Party.
“Other Connection Taxes” means with respect to a Finance Party, Taxes imposed as a result of a present or former connection between such Finance Party and the jurisdiction imposing such Tax (other than connections arising solely from such Finance Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Finance Document, or sold or assigned an interest in any Finance Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, registration, filing or similar Taxes (including any secondary liability for VAT in respect of the Receivables Placed in Trust) that arise from any payment made under or in respect any Finance Document or from the execution, delivery, enforcement or registration of, any performance, receipt or

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perfection of a security interest under, or otherwise with respect to, any Finance Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
"Tax Deduction" means a deduction or withholding for or on account of Tax with respect to any payment under a Finance Document.
“Tax Saving" means, with respect to an Indemnified Tax, the amount of any refund of such Indemnified Tax received in cash by a Bondholder, calculated net of any Taxes imposed in respect of such refund and expenses incurred in claiming any such refund, in each case calculated in the Bondholder’s sole discretion exercised in good faith, using information reasonably available to it. For the avoidance of doubt, if any refund that gives rise to Tax Saving is subsequently disallowed or increased, the amount of such Tax Saving shall be recomputed accordingly.
10.2Tax Deduction
(a)The Issuer shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)The Issuer shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent and the Trustee accordingly. Similarly, a Bondholder shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Bondholder. If the Administrative Agent receives such notification from a Bondholder, it shall notify the Issuer and the Trustee.
(c)If the Issuer is required to make a Tax Deduction, the Issuer and the Trustee shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(d)Within [***] days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Issuer shall deliver to the Bondholder entitled to the payment evidence satisfactory to it (acting reasonably) that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(e)Each Original Bondholder hereby represents that, at the Issuance Date, it is not a Non-Cooperative Jurisdiction Party.
(f)The Administrative Agent hereby represents that, at the Issuance Date, it is not a Non-Cooperative Jurisdiction Party.
(g)If:
(i)a Tax Deduction is required by law in respect of a payment, and
(ii)either:
(a)in reliance on the representation provided pursuant to Clause 10.2(e) above or any documentation provided under Clause 12 (Tax Forms and Other Certifications), the Issuer did not make such Tax Deduction or made such Tax Deduction at a reduced rate; or
(b)Issuer was otherwise unaware that the Tax Deduction was required and as a result the Issuer did not make the Tax Deduction or made a Tax Deduction at a reduced rate;

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(h)then the Issuer shall be entitled to set-off the amount of the Tax Deduction that should have been made and, solely to the extent that such under-withholding is described in clause (a) above, any related penalty, interest or reasonable out-of-pocket expenses attributable to such under-withholding, with any amount or payment owed by the Issuer to the Bondholder that received the payment in respect of which the Tax Deduction should have been made or made at a higher rate (and for the purposes of the Finance Documents, the Administrative Agent shall treat such set-off as reducing only amounts due to the relevant Bondholder).
11.TAX SAVING
11.1Tax Indemnity
(a)If a relevant Bondholder determines, in its sole discretion exercised in good faith, using information reasonably available to it, that it has obtained a Tax Saving, that Bondholder shall promptly notify the Issuer and the Administrative Agent of the amount of such Tax Saving so that it can be factored in the computation of the Applicable Premium.
(b)This Clause shall not be construed to require any Bondholder to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the Issuer, the Trustee or the Administrative Agent.
12.TAX FORMS AND OTHER CERTIFICATES
(a)If any Bondholder is entitled to any exemption from or reduction of withholding tax with respect to any payments under the Finance Documents, it shall deliver to the Issuer, the Trustee and the Administrative Agent, at the time reasonably requested by the Issuer, the Trustee or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Issuer, the Trustee or the Administrative Agent, as will permit such payments to be made without withholding or at a reduced rate; provided such Party is legally eligible for such exemption or reduction in such withholding tax and in such Party’s reasonable judgment such completion, execution or submission would not subject such Party to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Party.
(b)Without limiting the foregoing provisions of Clause 12(a), each Bondholder that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) (each, a “U.S. Bondholder”) shall, on or before the date it becomes a Bondholder, deliver to the Issuer and the Administrative Agent accurate, complete and duly executed copies of IRS Form W-9 or successor form certifying that it is a U.S. person and establishing an exemption from U.S. federal backup withholding.
(c)Without limiting the foregoing provisions of Clause 12(a), each Bondholder that is not a “United States person” as defined in Section 7701(a)(30) of the Code (each, a “Non-U.S. Bondholder”) shall, on or before the date it becomes a Bondholder, deliver to the Issuer and the Administrative Agent accurate, complete and duly executed copies of either IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto certifying its status as a non-U.S. person for U.S. federal income tax purposes.
(d)If any payment made to a Bondholder under any Finance Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bondholder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the

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Code, as applicable), such Bondholder shall deliver to the Issuer and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Issuer or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuer or the Administrative Agent as may be necessary for the Issuer and the Administrative Agent to comply with their obligations under FATCA to determine whether such Bondholder has complied with such Bondholder’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Clause 12(d), “FATCA” shall include any amendments made to FATCA after the date hereof.
(e)Each Finance Party shall promptly notify the Issuer, the Trustee and, in the case of a Bondholder, the Administrative Agent in writing in the event a form, certificate or other documentation provided described in this Clause 12 has become inaccurate, expired or obsolete and promptly provide updated, corrected or successor forms, certificates or other documentation, as applicable, or promptly notify the Issuer and the Trustee (and in the case of Bondholders, the Administrative Agent) in writing of its legal ineligibility to do so.
(f)Notwithstanding anything to the contrary, no provision of this Clause 12 shall require any Finance Party to deliver any documentation that such Finance Party is not legally eligible to provide.
13.VALUE ADDED TAX
(a)All amounts set out or expressed in a Finance Document to be payable by any Party to any Finance Party which (in whole or in part) constitute the consideration for any supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause 13(b)(ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and that Finance Party is required to account to the relevant tax authority for the VAT, the other Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).
(b)If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration):
(i)(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(ii)(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that

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the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(c)Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(d)Any reference in this Clause 13 (Value added tax) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).
14.CURRENCY INDEMNITY
(a)If any sum due from the Issuer to the Bondholders under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:
(i)making or filing a claim or proof against the Issuer; or
(ii)obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Issuer shall as an independent obligation, within [***] Business Days of demand indemnify, to the extent permitted by law, each Bondholder to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion, including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)The Issuer waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

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15.MITIGATION BY THE BONDHOLDERS
15.1Mitigation
(a)Each Bondholder shall, in consultation with Issuer, take all reasonable steps to mitigate any circumstances which arise and which would result in any Indemnified Tax or in any amount payable by or on behalf of the Issuer under a Finance Document becoming not deductible from the Issuer's taxable income for French tax purposes by reason of that amount being paid to a Non-Cooperative Jurisdiction Party, including (but not limited to) transferring its Bonds to another Affiliate or Participation Office.
(b)Paragraph 15.1(a) above does not in any way limit the obligations of the Issuer under the Finance Documents.
15.2Limitation of liability
(a)The Issuer shall indemnify each Bondholder for all costs and expenses reasonably incurred by that Bondholder as a result of steps taken by it under Clause 15.1 (Mitigation).
(b)A Bondholder is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Bondholder (acting reasonably), to do so might be prejudicial to it.
16.COSTS AND EXPENSES
16.1Amendment costs
If the Issuer requests an amendment, waiver, consent (whether positive or negative), release or suspension or rights (or any proposal for any of the same), the Issuer shall, within [***] Business Days of undisputed demand, reimburse the Bondholders and the Administrative Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by them in responding to, evaluating, negotiating or complying with that request or requirement.
16.2Enforcement costs
The Issuer shall, within [***] Business Days of undisputed demand pay to each Bondholder the amount of all costs and expenses (including legal fees) incurred by that Bondholder in connection with the valid enforcement of, or the preservation of any rights under any Finance Document or in connection with the termination of any Finance Document or the release of any security interest created by any Finance Document.

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SECTION
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
17.REPRESENTATIONS
The Issuer makes the representations and warranties set out in this Clause 17 (Representations) to each Bondholder on the times set out in Clause 17.6 (Times when representations made) and in relation to itself.
17.1Status
(a)It is duly incorporated (or, as the case may be, organised) and validly existing under the law of its jurisdiction of incorporation (or, as the case may be, organisation).
(b)It has the power to own its assets and carry on its business in all material respects as it is now being conducted.
17.2Binding obligations
(a)Subject to the Reservations and the Perfection Requirements, the obligations expressed to be assumed by it under each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.
17.3Power and authority
(a)It has the power to enter into and perform, and has taken all necessary action to authorise its entry into and performance of, each of the Finance Documents to which it is a party or will be a party and to carry out the transactions contemplated by those Finance Documents.
17.4Pari passu ranking
(a)Subject to any applicable Reservations and Perfection Requirement and the European Investment Bank Intercreditor, the payment obligations of the Issuer with respect to the Bonds rank at least pari passu in right of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred by laws of general application.
17.5Insolvency
No corporate action, legal proceeding or other formal procedure or step described in paragraph 19.3 (Insolvency proceedings) has been taken against it, excluding any such actions, proceedings, steps or process which have been discharged, revoked or otherwise lapsed.
17.6Times when representations made
(a)The representations and warranties set out in this Clause 17 (Representations) are made by the Issuer on the Signing Date and are deemed to be repeated on the Issuance Date and on the Incremental Instalment Payment Date (if any), in each case by reference to the facts and circumstances then existing.
18.UNDERTAKINGS
18.1Notification of Event of Default
(a)The Issuer shall notify the Administrative Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

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18.2"Know your customer" checks
(a)If:
(i)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signing Date;
(ii)any change in the status of the Issuer after the Signing Date; or
(iii)any change in the shareholding structure of the Issuer or its direct and/or indirect shareholders; or
(iv)a proposed assignment or transfer by a Bondholder of any of its rights and obligations under these Terms and Conditions to a party that is not a Bondholder prior to such assignment or transfer, obliges any Bondholder (or, in the case of paragraph (iii) above, any prospective new Bondholder) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Issuer shall promptly upon that Bondholder’s request supply, or procure the supply of, such documentation and other evidence as is reasonably requested by that Bondholder (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Bondholder) in order for it to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
18.3Centre of main interests
Except in case of a Permitted Reorganization or Permitted Affiliate Reorganization, the Issuer shall not deliberately change its centre of main interest (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 848/2015 on Insolvency Proceedings).
19.EVENTS OF DEFAULT
(a)Each of the events or circumstances set out in this Clause 19 (Events of Default) (other than under Clauses 19.5 (Acceleration and enforcement) and Clause 19.6 (Other rights)) is an Event of Default.
19.1Non-payment
The Issuer does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)its failure to pay is caused by administrative or technical error; and
(b)payment is made within [***] Business Days of its due date.
19.2Misrepresentation
Any representation or statement made or deemed to be made by in Clause 17 (Representations) is or proves to have been materially incorrect or misleading when made or deemed to be made, unless the facts or circumstances underlying the misrepresentation are capable of remedy and are remedied within [***] Business Days from the earlier of:
(i)the Administrative Agent or any Bondholder giving notice to the Issuer; and
(ii)the Issuer becoming aware of the misrepresentation.

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19.3Insolvency proceedings
(a)The Issuer is in a state of the cessation of payments (cessation des paiements) within the meaning of Article L.631-1 of the French Code de Commerce.
(b)Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);
(ii)a composition, compromise, assignment or arrangement with any creditor (excluding any Bondholder);
(iii)the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect; or
(iv)any analogous procedure or step is taken in any jurisdiction,
(v)of, or against, the Issuer.
(c)A judgement for sauvegarde, sauvegarde accélérée, redressement judiciaire or liquidation judiciaire or for cession totale ou partielle de l'entreprise is entered in relation to the Issuer under articles L. 620-1 to L. 670-8 of the French Code de Commerce.
(d)Any procedure, judgment or step is taken in any jurisdiction in relation to the Issuer which has effects similar to those referred to in paragraphs (a) and (b) above.
19.4Unlawfulness, invalidity or similar events
(a)Any of the Transaction Documents ceases for any reason whatsoever to constitute legal, valid and biding obligations of the Issuer, or all or a significant part of any Transaction Document is or becomes illegal, unenforceable, null and void, cancelled or non-valid or in a general way ceases to produce its full or complete effects (including as a result of a repudiation or résiliation unilatérale of such Transaction Document by the Issuer).
19.5Acceleration and enforcement
Subject to the provisions of the European Investment Bank Intercreditor, at any time after the occurrence of Event of Default (which is then continuing) the sole Bondholder or, if there is more than one (1) Bondholder, the Administrative Agent acting pursuant to the instructions of the Majority Bondholders may, by written notice to the Issuer, declare the Current Nominal Value and the Acceleration Amount to be immediately payable, at which time the Current Nominal Value and the Acceleration Amount shall become immediately due and payable, and exercise any or all of its rights, remedies, powers or discretions under the Finance Documents with a view to recover the Current Nominal Value and the Acceleration Amount (but, for the avoidance of rights, the Bondholders may not exercise any right remedies, powers or discretions under the Finance Documents to recover any amounts in excess of the aggregate of the Current Nominal Value and the Acceleration Amount).
19.6Other rights
Nothing in these Terms and Conditions shall restrict the right of the Bondholders to take action in court or any other action against the Issuer for the purpose of obtaining specific performance by the Issuer of its obligations under the Finance Documents.

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SECTION
TRANSFERS AND DISCLOSURE
20.TRANSFERS BY THE BONDHOLDERS
20.1Transfer of Bonds
(a)Subject to the provisions of the Subscription Agreement, the Bonds shall be freely transferable.
(b)The Issuer shall at all times keep at its registered office, in accordance with French law, a register (the "Register") showing the number of outstanding Bonds and all subsequent transfers, repayments and changes of ownership in respect thereof, as well as the names and addresses (including the e-mail address) of the Bondholders.
(c)The Issuer shall make the Register readily available to the Bondholders (or to any person authorised by any of them) for inspection (including the taking of copies).
20.2Conditions of transfer
(a)Any transfer shall be made by way of a duly completed ordre de mouvement which shall be notified to the Issuer together with a Transfer Agreement (with a copy to the Administrative Agent), duly completed and executed by both the transferee and the transferor.
(b)As required by law (but subject to paragraph (b) of Clause 20.3 (Subscription Agreement) below), following receipt by the Issuer of the documents referred to in paragraph (a) above, the Issuer shall:
(i)register the corresponding transfer in the Register; and
(ii)provide the Administrative Agent and the relevant transferee with a certified copy of the updated Register.
(c)If:
(i)a Bondholder transfers any of its rights or obligations under the Finance Documents or changes its Participation Office; and
(ii)as a result of circumstances existing at the date the assignment, transfer or change occurs, such assignment, transfer or change would give rise an increased amount of Indemnified Taxes,
(iii)then, for purposes of the flush language in the definition of “Applicable Premium”, such increased amount of Indemnified Taxes (the “Increased Indemnified Taxes”), shall not be treated as Indemnified Taxes in relation to the new Bondholder or Bondholder acting through its new Participation Office; provided, for the avoidance of doubt, that this Clause 20.2(c) shall not cause any Indemnified Taxes other than the Increased Indemnified Taxes to not be treated as Indemnified Taxes (including any other Indemnified Taxes resulting from a subsequent change in law).
(d)Notwithstanding Clause 20.1 (Transfer of Bonds) and the rest of this Clause 20.2:
(i)no transfer may be effected to a new Bondholder that (1) is a Non-Cooperative Jurisdiction Party or (2) in a jurisdiction that has not committed to, or not substantially implemented the internationally agreed standards and, hence is listed as a so called non-cooperative State or territory as defined under the grey and black last available list published by the OECD; and

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(ii)no Bondholder may change its Participation Office (1) in a manner which would cause it to become a Non-Cooperative Jurisdiction Party or (2) to a jurisdiction that has not committed to, or not substantially implemented, the internationally agreed standards, and hence is listed as a so called non cooperative State or territory as defined under the grey and black last available list published by the OECD.
20.3Subscription Agreement
(a)The Subscription Agreement includes certain provisions relating to the Bonds and/or their transfer, and, in particular, restrictions to the transferability of the Bonds and an obligation for any transferee of Bonds who is not already a party to the Subscription Agreement to accede to the Subscription Agreement and to the European Investment Bank Intercreditor, and each Bondholder undertakes to the Issuer and each other Bondholder not to carry out a transfer of all or part of its Bonds in breach of the Subscription Agreement.
(b)The Issuer shall not register the corresponding transfer in the Register unless each of the Administrative Agent and the Issuer is satisfied (and the Administrative Agent and the Issuer shall notify one-another promptly upon being so satisfied) that the accession requirements and/or the above mentioned provisions of the Subscription Agreement have been complied with.
21.DISCLOSURE OF INFORMATION
(a)The Bondholders and the Issuer acknowledge that certain information relating to the Issuance are required to be disclosed due to the nature of the Bonds being in the form of bonds. However each Bondholder undertakes not to disclose any Confidential Information (as defined in the Support Agreement) except as permitted pursuant to the Support Agreement and as required by applicable laws and regulations or by court order.
(A)

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SECTION
THE FINANCE PARTIES
22. BONDHOLDERS AND ADMINISTRATIVE AGENT
22.1Masse provisions disapplied
(a)The Bondholders representing all issued Bonds shall not form a single group (masse) with legal personality.
22.2Consultation of the Bondholders
(a)Form of the consultation
(i)The Bondholders may be consulted by written consultation conducted in accordance with this Clause 22.2 (hereafter a "Written Consultation") provided that no Written Consultation procedure shall be validly held unless Bondholders representing not less than one third (1/3rd) of the then outstanding Bonds have voted in relation to that Written Consultation procedure.
(ii)Any Written Consultation initiated by the Issuer shall be directly addressed to the sole Bondholders or, if there is more than one Bondholder, to the Administrative Agent in its capacity as such and on behalf of the Bondholders (and the Administrative Agent shall promptly forward it to all the Bondholders).
(iii)Ay Written Consultation initiated by the Administrative Agent shall be directly addressed to the Issuer and the Bondholders.
(iv)Each request for a Written Consultation must specify the final date by which the Bondholders shall have expressed their views on the corresponding resolutions, which date shall be not less than [***] Business Days from (and excluding) the date on which that request was sent.
(v)Any request for a Written Consultation may be made by electronic email, in which case the relevant electronic email shall contain, as attachments or otherwise, the draft resolutions and all other information or documents required in accordance with applicable laws and regulations.
(vi)Each Bondholder shall notify the Administrative Agent and the Issuer, in writing or by electronic email, of its response or responses to the resolutions being the subject matter of the Written Consultation. Upon expiry of the response period specified in the relevant request as per paragraph (iv) above, or upon receipt by it of responses from all the Bondholders, the Administrative Agent and the Issuer shall consult in order to determine whether the relevant resolution(s) has(ve) been adopted or rejected by the Bondholders and the Administrative Agent shall promptly notify each of the Bondholders of the result(s) of the Written Consultation.
(b)Amendments, consents and waivers
(i)Required consents
(c)Subject to paragraph (ii) (Exceptions) below and the European Investment Bank Intercreditor, any term of the Finance Documents may be amended or waived only with the

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consent of the Majority Bondholders expressed in accordance with this Clause 22.2 (Consultation of the Bondholders).
(i)Exceptions
(A)An amendment or waiver which relates to the rights or obligations of the Administrative Agent may not be effected without its consent.
(B)In accordance with Article L.213-6-3.-V of the Code monétaire et financier, any amendment which is a correction of a clerical mistake may be effected with the sole prior consent of the Administrative Agent and the Issuer.
(C)Notwithstanding the other provisions of these Terms and Conditions, but subject to sub-paragraphs (A) and (B) above, an amendment, waiver or consent that has the effect of changing or which relates to:
1.an extension to availability, the date of payment of or redenomination of any amount due under any Finance Document;
2.the definition of "Majority Bondholders" or "Bondholders" in Clause 1.1 (Definitions);
3.the redenomination of the Bonds in another currency and/or the replacement of all or part of the Bonds with one or more tranches of new bonds with the same aggregate principal amount (or its equivalent in another freely tradable currency or currencies as at the time of issuance of such replacement bonds) ranking pari passu, or subordinate to, the Bonds;
4.a change in the currency of payment of any amount under the Finance Documents; or
5.this Clause 22.2 (Consultation of the Bondholders);
shall not be made without the prior consent of all the Bondholders expressed in accordance with this Clause 22.2 (Consultation of the Bondholders).
(D)Notwithstanding the other provisions of these Terms and Conditions, amendments necessary to reflect the Issuer’s assignee or the surviving entity, as applicable, as a result of the occurrence of a Permitted Reorganization or a Permitted Affiliate Reorganization may be made with the sole prior consent of the Issuer.
(ii)Consequences of amendments, consents and waivers
(A)Any amendment to, waiver of, or consent under any term of a Finance Document resulting from a decision of the Bondholders in accordance with paragraphs (i) and (ii) above will be binding on all the Bondholders.
(B)The Administrative Agent may execute, on behalf of any Bondholder, any amendment or waiver approved in accordance with this paragraph (iii).
(d)Computation of voting rights
(e)For the purpose of this Clause 22.2 (Consultation of the Bondholders) and subject to paragraph (d) below, each Bond shall give the right to one (1) vote.

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(f)Disenfranchisement of Defaulting Bondholders
(g)For so long as a Bondholder is a Defaulting Bondholder:
(i)the Bonds held by that Bondholder shall not cast any voting rights; and
(ii)neither that Bondholder nor the Bonds held by it shall be taken into account for the purposes of determining whether the consent of the Majority Bondholders or, as applicable, all the Bondholders has been obtained in connection with any amendment of, or consent or waiver under or in connection with any Finance Document.
22.3Administrative Agent
(i)The Subscribers hereby appoint the Subscriber Representative as the administrative agent and agent (mandataire) of the Bondholders in connection with the day to day management of information and certain other duties to be performed under the Finance Documents (the “Administrative Agent”), and each Bondholder hereby accepts such appointment. The rights and duties of the Administrative Agent shall be as listed in Clause 22.4 (Rights and duties of the Administrative Agent) below.
22.4Rights and duties of the Administrative Agent
(a)In the absence of any contrary resolution of any general meeting of the Bondholders, the Administrative Agent shall exercise all powers, authorities and discretions specifically delegated to it by the Finance Documents and shall in particular:
(i)promptly forward to a Party the original or a copy of any document which is delivered to the Administrative Agent for that Party by any other Party in accordance with the Finance Documents; and
(ii)promptly forward to the Bondholders any notification or information delivered by the Issuer in accordance with the Finance Documents.
(b)The Administrative Agent shall not act as a financial instruments account holder or paying agent.
(c)The Administrative Agent's duties under the Finance Documents are solely technical and administrative in nature. Save as expressly permitted under these Terms and Conditions, the Administrative Agent shall not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Bondholders.
22.5Remuneration of the Administrative Agent
(a)The remuneration of the Administrative Agent shall (if any) be that agreed between the Administrative Agent and the Majority Bondholders and will be exclusively paid by the Bondholders pro rata their respective Participations.
22.6Resignation of the Administrative Agent
(a)The Administrative Agent may resign (and shall do so if so required by the Majority Bondholders) by giving at least [***] days’ notice to the Issuer, in which case the Majority Bondholders (after consultation with the Issuer) may appoint a successor Administrative Agent.
(b)The retiring Administrative Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Administrative Agent under the Finance Documents.

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(c)The resignation notice of the Administrative Agent shall only take effect upon the appointment of a successor Administrative Agent, at which time the successor Administrative Agent shall become bound by all the obligations of the retiring Administrative Agent and become entitled to all rights, privileges, powers, authorities and discretions of that Administrative Agent under the Finance Documents.
(d)Upon the appointment of a successor, the retiring Administrative Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 22.6. The successor Administrative Agent and the Issuer shall have the same rights and obligations amongst themselves as they would have had if such successor Administrative Agent had been the original Administrative Agent.
22.7Discretions of the Administrative Agent
(a)The Administrative Agent may rely on:
(i)any representation, notice or document believed by it be genuine, correct and appropriately authorised; and
(ii)any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)The Administrative Agent may assume, unless it has received notice to the contrary in capacity as Administrative Agent, that:
(i)no Event of Default has occurred (unless it has actual knowledge of an Event of Default arising under Clause 19.1 (Non-payment)); and
(ii)any right, power, authority or discretion vested in any Party, the Majority Bondholders or the Bondholders (as the case may be) has not been exercised.
(c)The Administrative Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts (including to act as independent counsel to the Administrative Agent) if it, in its reasonable opinion, deems this to be necessary in respect of the performance of its obligations under the Finance Documents, and may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(d)The Administrative Agent may disclose to any other Party any information it reasonably believes it has received as Administrative Agent under these Terms and Conditions.
(e)The Administrative Agent may refrain from acting in accordance with the instructions of the Bondholders until it has received such assurance from the Bondholders as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.
(f)The Administrative Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Bondholders (or, if the relevant Finance Document stipulates the matter is a decision for any other Bondholder or group of Bondholders, from that Bondholder or group of

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Bondholders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. In the absence of instructions from the Majority Bondholders, the Administrative Agent may act (or refrain from taking action) as it considers to be in the best interest of the Bondholders.
(g)Notwithstanding any other provision of any Finance Documents to the contrary, the Administrative Agent shall not be obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality or any other duty of the Administrative Agent.
22.8Exclusion of liability
(a)Without limiting paragraph (b) below, the Administrative Agent will not be liable:
(i)for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;
(ii)for the non-fulfilment by the Issuer of its obligations under the Finance Documents; or
(iii)for the occurrence or subsistence of any Event of Default.
(b)No Party (other than the Administrative Agent) may take any proceedings against any officer, employee or agent of the Administrative Agent in respect of any claim they might have against the Administrative Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Documents and any officer, employee or agent of the Administrative Agent may rely on this Clause 22.8 (Exclusion of liability).
(c)Nothing in these Terms and Conditions shall oblige the Administrative Agent to carry out any "know your customer" or other checks in relation to any person on behalf of any Bondholder and each Bondholder confirms to the Administrative Agent that they are solely responsible for any such checks they are required to carry out and that they may not rely on any statement in relation to such checks made by the Administrative Agent.
22.9Bondholders' indemnity
(a)Each Bondholder shall (in proportion to its Participation) indemnify the Administrative Agent, within [***] Business Days of demand, against any cost, loss or liability incurred by the Administrative Agent (otherwise than by reason of its gross negligence or wilful misconduct in acting as Administrative Agent under the Finance Documents).
(b)In no event shall the Administrative Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential loss or damages of any kind whatsoever (including by not limited to lost profits), whether or not foreseeable, whether or not the Administrative Agent has been advised of the likelihood of such loss or damages and regardless of whether the claim for loss or damage is made in negligence, for breach of contract or otherwise.
22.10The Administrative Agent as Bondholder
If the Administrative Agent is a Bondholder, it shall, as a Bondholder, have the same rights as any other Bondholder and shall be entitled to exercise those rights as if they were not also acting as Administrative Agent.

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SECTION
ADMINISTRATION
23.PAYMENT MECHANICS
23.1Payments to the Bondholders
(a)On each date on which the Issuer is required to make a payment to a Bondholder under the Finance Documents, the Issuer shall make such amount available for value on the due date directly to that Bondholder, and by wire transfer to that Bondholders’ relevant Designated Account.
(b)The provisions of the Trust Agreement supersede the provisions of paragraph (a) above.
23.2Partial payments
If any amount paid or recovered under the Finance Documents is insufficient to discharge all amounts then due and payable by the Issuer, the amount shall be applied towards obligations of the Issuer under the Finance Documents in the following order:
(i)first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Bondholders under the Finance Documents;
(ii)second, in or towards payment of any accrued Default Interest, as the case may be;
(iii)third, in or towards payment pro rata of the Applicable Premium; and
(iv)fourth, in or towards payment pro rata the Current Nominal Value, as the case may be.
23.3Business Days
(a)Subject to paragraph (a) of Clause 6 (Maturity and redemption), any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
23.4Currency of account
(a)Subject to paragraphs (b) to (d) below, the Base Currency is the currency of account and payment for any sum due from the Issuer under any Finance Document.
(b)Payment of Default Interest shall be made in the currency in which the sum in respect of which such Default Interest accrues was denominated.
(c)Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(d)Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
24.NOTICES
24.1Methods of communication
(a)Subject to mandatory provisions of law and paragraphs (b) and (c) below, any communication to be made under or in connection with the Finance Documents shall be made as contemplated in Section 7.2 of the Support Agreement which are incorporated by reference herein, mutatis mutandis.
(b)Any communication or document to be made or delivered to the Administrative Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the

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department or officer specified as part of its address details notified by it to the Issuer (or any substitute department or officer as it shall specify for this purpose).
(c)For so long as an Administrative Agent is appointed, all notices from or to the Issuer shall be sent through the Administrative Agent only.
24.2English language
(a)Subject to mandatory provisions of law, any notice given under or in connection with any Finance Document must be in English.
(b)All other documents provided under or in connection with any Finance Document must be:
(i)in English; or
(ii)if not in English, and if so required by the recipient Party, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
25.PARTIAL INVALIDITY
If, at any time, any provision of these Terms and Conditions is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
26.REMEDIES AND WAIVERS – NO HARDSHIP
(a)No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under these Terms and Conditions shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in these Terms and Conditions are cumulative and, save a provided in paragraph (b) below, not exclusive of any rights or remedies provided by law.
(b)The Issuer and each Finance Party hereby acknowledges that the provisions of Article 1195 of the French Code civil shall not apply to it with respect to its obligations under the Finance Documents. Consequently, neither the Issuer not any Finance Party shall be entitled to make any claim under Article 1195 of the French Code civil, and each of the Issuer and each Finance Party shall assume any risk that may arise as a result of any unpredictable change of circumstances.

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SECTION
GOVERNING LAW AND JURISDICTION
27.GOVERNING LAW
The Bonds and the Terms and Conditions shall be governed by, and construed in accordance with, the laws of France, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
28.SUBMISSION TO JURISDICTION
(a)Any and all disputes, claims or controversies arising out of or relating to these Terms and Conditions, including any and all disputes, claims or controversies arising out of or relating to (i) the other Transaction Documents, (ii) any Party’s rights and obligations under these Terms and Conditions, (iii) the interpretation, validity or scope of any provision of these Terms and Conditions, (iv) the performance, breach, termination, or enforcement of these Terms and Conditions, (v) whether a particular dispute, claim or controversy is subject to arbitration under this Clause 28, and (vi) the power and authority of any arbitrator selected hereunder, that are not resolved by mutual agreement shall be submitted to final and binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”). Any Party may commence the arbitration process by filing a written demand for arbitration with ICC and delivering a copy of such demand to the other Party or Parties to the arbitration in accordance with the notice procedures set forth in this Clause 28. The arbitration shall be conducted according to the ICC Rules of Arbitration, or any successor provision thereto, and the place of the arbitration shall be in New York County, New York. The arbitration shall be conducted in English. The number of arbitrators shall be three (3). Issuer shall appoint one (1) arbitrator and the Bondholders (or the Administrative Agent on their behalf) shall appoint one (1) arbitrator within [***] Business Days of the initiation of arbitration with ICC. The third (3rd) arbitrator, who shall act as chairman of the arbitration panel, shall be mutually chosen by the two (2) arbitrators appointed by, or on behalf of, the Issuer and the Bondholders. If such third (3rd) arbitrator is not chosen and nominated to ICC for appointment within [***] days of the date of confirmation by ICC of the later of the two (2) Party-appointed arbitrators, such arbitrator shall be promptly chosen by ICC subject to objections by the Parties for any conflicts. The arbitrators selected shall be neutral and with experience in adjudicating matters under the law of France; provided, that if no such person is both willing and able to undertake such a role, the Parties to the arbitration shall cooperate with each other and ICC in good faith to select such other persons as may be available from ICC’s panel of neutrals with experience in adjudicating matters under the law of France. The arbitrators will have no authority to award damages not permitted by these Terms and Conditions, other than injunctive relief or other equitable remedy to protect against the unauthorized use of intellectual property rights or Confidential Information. Each Party shall bear its own costs and expenses and an equal share of the arbitrators and administrative fees of arbitration. The award of the arbitrators shall be accompanied by a reasoned opinion. The foregoing shall be without prejudice to the right of any Party to seek injunctive relief or other equitable remedy before any court of competent jurisdiction in any place where any unauthorized use of its intellectual property rights or Confidential Information occurs or threatens to occur.

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(b)To the fullest extent permitted by applicable law, the details of any arbitration pursuant to this Clause 28, including the existence or outcome of such arbitration and any information obtained in connection with any such arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any person not a party to the arbitration; provided, that such party may make such disclosures as are required by applicable law or legal process; provided, further that such party may make such disclosures to its, his or her attorneys, accountants or other agents and representatives who reasonably need to know the disclosed information in connection with any arbitration pursuant to this Clause 28 and who are obligated to keep such information confidential to the same extent as such party; and provided, further that such party may disclose information that is otherwise required to be kept confidential as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an arbitrators’ award or the enforcement or confirmation of an arbitrator’s award, in each instance filing in the public record as little confidential information as reasonably necessary under the circumstances. If a party to an arbitration receives a subpoena or other request for information from a third party that seeks disclosure of any information that is required to be kept confidential pursuant to the prior sentence, or otherwise believes that it, he or she may be required to disclose any such information, such party shall (i) promptly notify the other party to the arbitration and (ii) reasonably cooperate with such other party in taking any legal or otherwise appropriate actions, including the seeking of a protective order, to prevent the disclosure, or otherwise protect the confidentiality, of such information.
(c)The provisions of this Clause 28 may be enforced by any court of competent jurisdiction.
(d)The provisions of Clause 28 shall apply to these Terms and Conditions and disputes related thereto and may be enforced by any court of competent jurisdiction.
Schedule 1

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Schedule 1–
Form of Incremental Instalment Notice

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Schedule 2 –
Form of Transfer Agreement
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